UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  July 15, 2005
(Date of earliest event reported)

CGI HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	33-19980-D	87-0450450
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5 Revere Drive
Suite 510
Northbrook, Illinois  60062
(Address of Principal Executive Offices)

(847) 562-0177
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                     Entry into a Material Definitive Agreement

As more fully described in item 2.01 below, on July 15, 2005, CGI Holding Corporation d/b/a Think Partnership Inc. (the “Company”) acquired Real Estate School Online Inc. (“RESO”) through merger, and as a result, RESO became a wholly owned subsidiary of the Company.  As part of the acquisition, RESO entered into an employment agreement with Perry Johannesburg, pursuant to which Mr. Johannesburg will be employed as RESO’s President.

The employment agreement provides for the following: (i) an employment term ending on July 15, 2008; (ii) base salary equal to $250,000 per annum; (iii) other benefits that are generally available to the vice presidents of the Company’s WebSourced Inc subsidiary; (iv) a non-competition and non-solicitation covenant during the term of the employment agreement and for a period of one year thereafter; (v) termination of the employment agreement (A) by RESO for cause or the disability of Mr. Johannesburg, (B) automatically upon the death of Mr. Johannesburg, or (C) by Mr. Johannesburg if he is asked to relocate to a different geographic area, does not accept such relocation, and a suitable position cannot be arranged at his current location; and (vi) severance equal to all amounts that would have become due and owing through July 15, 2008 if RESO terminates the employment agreement other than for cause or the death or disability of Mr. Johannesburg.  A copy of the employment agreement is attached hereto as Exhibit 10.2.

Item 2.01                     Completion of Acquisition or Disposition of Assets

On July 15, 2005, the Company acquired RESO, a real estate school, offering online and CD-ROM real estate licensing courses primarily in Florida. As consideration for the acquisition, the Company paid to the sole shareholder of RESO, Mr. Johannesburg, an aggregate of $2,200,000 in cash and issued to him an aggregate of 1,023,256 shares of the Company’s common stock.  In addition, the Company issued to Mr. Johannesburg warrants to purchase an aggregate of 60,000 shares of Company common stock.  Further, Mr. Johannesburg may receive an aggregate earnout payment of up to $500,000 (the “Earnout Payment”) based on the pre-tax earnings of RESO for the first twelve full calendar quarters following the closing.  The Earnout Payment, to the extent earned, will be paid 50% in cash and 50% in shares of Company common stock.  The Company granted to Mr. Johannesburg certain registration rights with respect to the shares of the Company’s common stock issued in connection with the acquisition.  A copy of the agreement pursuant to which the Company acquired RESO is attached hereto as Exhibit 10.1.  A copy of the press release issued by the Company announcing its acquisition of RESO is attached hereto as Exhibit 99.1.

Item 3.02                     Unregistered Sales of Equity Securities

As more fully described in Item 2.01 above, on July 15, 2005, the Company issued to Perry Johannesburg, the sole shareholder of RESO, an aggregate of 1,023,256 shares of the Company’s common stock in consideration for the Company’s acquisition of RESO.  In addition, the Company issued to Mr. Johannesburg warrants to purchase an aggregate of 60,000 shares of Company common stock.  Warrants with respect to 20,000 shares vest on July 15, 2006 and have an exercise price equal to $2.15 per share.  Warrants with respect to 20,000 shares vest on July 15, 2007 and have an exercise price equal to the average closing price per share of the

Company’s common stock on the last five trading days prior to July 15, 2006.  Warrants with respect to 20,000 shares vest on July 15, 2008 and have an exercise price equal to the average closing price per share of the Company’s common stock on the last five trading days prior to July 15, 2007.  The Company relied upon exemptions contained in Section 4(2) and Regulation D of the Securities Act to issue the shares without registration.

Item 8.01                     Other Events

On July 13, 2005, the Company issued a press release announcing that it had entered into a letter of intent to acquire Morex Marketing Group, LLC, a New York limited liability company, and the parent company of the Internet website www.Babytobee.com.  A copy of the press release is attached hereto as Exhibit 99.2

Item 9.01                     Financial Statements and Exhibits

(a)	Financial Statements of the Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information

Not applicable.

(c)	Exhibits

10.1	Agreement by and among the Company, RESO Merger Sub, Inc. (a wholly owned subsidiary of the Company), Real Estate School Online Inc. and Perry Johannesburg, dated July 14, 2005.

10.2	Employment Agreement by and among Real Estate School Online Inc. and Perry Johannesburg, dated July 15, 2005

99.1	Press Release dated July 18, 2005 announcing acquisition of Real Estate School Online Inc.

99.2	Press Release dated July 13, 2005 announcing letter of intent to acquire Morex Marketing Group, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   July 19, 2005

CGI HOLDING CORPORATION.

By:	/s/ Jody Brown
Name:	Jody Brown
Title:	Chief Financial Officer